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EXHIBIT 23.2
CONSENT OF KPMG LLP FOR ENZON

Independent Auditors’ Consent

The Board of Directors
Enzon Pharmaceuticals, Inc.

We consent to the use of our report dated August 8, 2002, with respect to the consolidated balance sheets of Enzon, Inc. and subsidiaries as of June 30, 2002 and 2001, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended June 30, 2002, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the joint proxy statement/prospectus.

KPMG LLP

Short Hills, New Jersey
March 19, 2003